Exhibit 2.1

*THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

JOINT EXPLORATION AND DEVELOPMENT AGREEMENT

THIS JOINT EXPLORATION AND DEVELOPMENT AGREEMENT (this “Agreement”), dated March 1, 2016, is by and between R.E. Gas Development, LLC, a Delaware limited liability company (“Seller”), and OhPa Drillco, LLC, a Delaware limited liability company (“Drillco”).  Seller and Drillco are sometimes herein referred to individually as a “Party” and collectively as the “Parties”.

Recitals:

A. The Parties have identified the lands delineated on the plat attached hereto as Exhibit A in Butler County, Pennsylvania and Carroll County, Ohio as prospective for oil and gas exploration, development and production, which lands and any other lands as may be mutually agreed upon in writing by the Parties in the future are collectively referred to herein as the “Subject Area”.

B. Seller owns and holds title to certain Oil and Gas Interests and Wells located within the Subject Area and may acquire additional assets within the Subject Area (collectively, the “Seller’s Subject Area Assets”).

C. Drillco desires to acquire an undivided interest in certain of Seller’s Subject Area Assets, and Seller is willing to grant, assign, and convey to Drillco such interests and rights in exchange for certain considerations as provided herein.

D. The Parties desire to establish two areas of mutual interest concerning the acquisition of additional Oil and Gas Interests located within the AMI Areas (as defined below) and the exploration and development of such Oil and Gas Interests for oil and gas production.

Agreements:

In consideration of the covenants contained in this Agreement, the Parties agree as follows:

1. Definitions, Exhibits, Appendices, and Schedules. Capitalized terms used but not defined herein have the meanings given to such terms in Appendix 1. Exhibits, Appendices, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

2. Initial Consideration and Initial Wells.

2.1 Initial Wells.  On the Closing Date, Seller shall assign to Drillco (a) (i) as to the Warrior North Contract Area, an undivided 20% interest (proportionately reduced to Seller’s interest as of the time Seller executes its assignment to Drillco; provided, however, that the working interest conveyed to Drillco shall never be reduced by a fraction less than the fraction of Seller’s ownership as of the Closing Date) and (ii) as to the Moraine East Contract Area, an undivided 15% interest (proportionately reduced to Seller’s interest as of the time Seller executes its assignment to Drillco; provided, however, that the working interest conveyed to Drillco shall never be reduced by a fraction less than the fraction of Seller’s ownership as of the Closing Date), all in and to all Subject Interests located within each Initial Well Unit using the form of assignment attached hereto as Exhibit G-1 and (b) the Initial Wellbore Interest (proportionately reduced to Seller’s interest as of the time Seller executes its assignment to Drillco; provided, however, that the working interest conveyed to Drillco shall never be reduced by a fraction less than the fraction of Seller’s ownership as of the Closing Date) in the Wellbore for each Initial Well using the form of assignment attached hereto as Exhibit G-2 (collectively, the “Initial Participating Interests”), in each case, free and clear of all Encumbrances other than Permitted Encumbrances.  The effective date of such assignments shall be the Closing Date.

2.2 Initial Consideration.  On the date when each of the Initial Wells commence commercial production of Hydrocarbons, Seller will deliver to Drillco a certificate that certifies that the specified Initial Well has commenced commercial production of Hydrocarbons.  As provided in Section 7.3, following receipt of such certificate, Drillco will pay Seller, by federal funds wire transfer to an account or accounts designated in writing by Seller, an aggregate amount equal to the Initial Well Cost associated with the specified Initial Well for which commercial production has commenced.  The aggregate of Turnkey Costs associated with each of the Initial Wells is herein referred to as “Initial Consideration”.  Subject to the terms of this Section 2.2, the Initial Consideration represents the aggregate consideration to be paid by Drillco to acquire its interest in the Initial Participating Interests as described in Section 2.1.  Seller and Drillco agree that the Initial Consideration will not be increased if Drillco’s proportionate share of the total actual well costs for all of the Initial Wells (“Total Actual Initial Well Cost”) exceeds the amount of the Initial Consideration but will be decreased if Drillco’s proportionate share of the Total Actual Initial Well Cost is less than the amount of the Initial Consideration; provided that any refund Seller owes Drillco because the Initial Consideration paid to Seller exceeded the Total Actual Initial Well Cost will be tendered to Drillco by Seller within 5 Business Days following the date the Total Actual Initial Well Cost has been determined.  All actual well costs for all of the Initial Wells in excess of the Initial Consideration shall be borne entirely by Seller.  Notwithstanding anything in this Agreement to the contrary, Drillco shall not owe any payment under this Section 2.2 or Section 7.3 prior to March 21, 2016.

2.3 Rex JOAs. As provided in Section 6.4 below, Seller shall be designated as the Operator under each of the Rex JOAs effective as of the Closing Date.

[REDACTED]*

3. Development Plan, Additional Wells and Earning Provisions.

3.1 Delivery of Development Plans.

(a) Initial Development Plan.  The “Initial Development Plan” is attached hereto as Appendix 2, and said Initial Development Plan shall be deemed approved by the Parties.

(b) Quarterly Development Plans.  At least 30 calendar days prior to the end of the calendar quarter ending on June 30, 2016, and each calendar quarter ending thereafter, Seller shall deliver a written plan of development and budget prepared by Seller setting forth Seller’s proposed plan to develop the Subject Interests over the immediately succeeding calendar quarter period (each, a “Development Plan”). Each Development Plan shall appear similar in form to the Initial Development Plan and contain at least the following information: (i) a list of Wells expected to be drilled and Completed in the succeeding calendar quarter, (ii) all relevant information for such Wells, including, without limitation, the total depth of such Wells, the lateral length of such Wells, the spacing of such Wells, Unit designations for each such Well and the estimated working interest of all parties in such Well, (iii) the projected spud, completion, and first production dates for such Wells, (iv) the estimated drilling and Completion costs for such Wells, and (v) all production marketing arrangements for such Wells.

(c) Amendments to Development Plans.  Seller may amend a Development Plan from time to time in its sole discretion; provided, however, Drillco shall have no obligation under this Agreement or the Rex JOAs with respect to any Material Amendment until such Material Amendment has been approved by Drillco in accordance with this Section 3.1(c).  After amending a Development Plan, Seller shall promptly deliver a copy of such amendment to Drillco.  If applicable, Drillco will then have 15 calendar days to accept or reject such Material Amendment by providing Seller with written notice of its election.  Failure by Drillco to provide such written notice shall be deemed to be a rejection of such Material Amendment.  An acceptance by Drillco of a Material Amendment to a Development Plan shall modify Drillco’s previously elected obligations with respect to such Development Plan to the extent of such Material Amendment.  A rejection by Drillco of a Material Amendment to a Development Plan shall not affect Drillco’s previously elected obligations with respect to such Development Plan and Drillco shall be obligated to fund those Wells affected by the Material Amendment under the terms of the Development Plan in which it has elected to participate.

(d) Title Information.  Concurrently with the delivery of a Development Plan and, to the extent applicable, an amendment to a Development Plan, Seller shall also deliver to Drillco drilling title opinions and other title information demonstrating that Seller has Defensible Title to the underlying Subject Leases applicable to each Well described in such Development Plan.

3.2 Additional Wells.

(a) Approval of Additional Wells.  In regard to those wells shown on Exhibit B-2 (“Additional Wells”), within 20 calendar days following delivery of a Development Plan to Drillco, Drillco shall, in its sole discretion, elect to either participate in, or decline to participate in, any Additional Well set forth in such Development Plan by delivering a written notice to Seller (the “Additional Well Notice”).  Each Additional Well Notice shall include the Additional Wells set forth in the Development Plan in which Drillco has elected to participate and the Additional Wellbore Interest that Drillco has elected to acquire with respect to each Additional Well.  Any Additional Well in which Drillco does not expressly elect to participate in through an Additional Well Notice shall be deemed to be an election to decline to participate in such Additional Well. Subject to the provisions of Sections 3.2(c) and 3.2(d), Seller shall commit to drill and Complete each Additional Well identified in the applicable Additional Well Notice and Drillco shall commit the Designated Costs with respect to each Additional Well in accordance with Section 3.2(c).  Notwithstanding anything in this Agreement to the contrary, no Additional Well Notice shall be submitted by Seller and Drillco shall not be required to make an election described in this Section 3.2(a) until (1) for those Additional Wells identified within the Warrior North Operating Area on Exhibit B-2, the Kiko 2H, Kiko 3H and Kiko 5H have each produced gas into a commercial sales line for at least 30 days; and, (2) for those Additional Wells identified within the Moraine East Operating Area on Exhibit B-2, at least 12 wells identified within the Moraine East Operating Area on Exhibit B-1 have produced into a high pressure commercial sales line for at least 30 days.

(b) Target Objectives.  Each Initial Well or Additional Well drilled in (i) Butler County, Pennsylvania must target the Marcellus Formation and/or Burkett Formation and (ii) Carroll County, Ohio must target the Utica Formation.

(c) Payment of Designated Costs.  Subject to the terms and conditions of this Agreement, Drillco commits to fund and pay all of the Designated Costs (as hereinafter defined) incurred for each Additional Well that is approved by Drillco pursuant to Section 3.2(a) until the Total Capital Limit is reached.  Designated Costs with respect to each Additional Well will be payable as follows: (x) [REDACTED]* of such Designated Costs will be payable once such Additional Well has been drilled down to Total Depth and (y) the remaining [REDACTED]* of such Designated Costs will be payable when such Additional Well has been Completed and has commenced commercial production of Hydrocarbons; provided, however, that Drillco’s obligation to fund such Designated Costs shall be contingent upon Seller’s compliance with Section 6.7(e).  With respect to each Additional Well, Seller shall deliver AFEs to Drillco consistent with the foregoing payment terms setting forth the Designated Costs with respect to such Additional Well.  The term “Designated Costs” shall mean Drillco’s proportionate share of the following costs and expenses of drilling and Completing an Additional Well: (i) with respect to each Additional Well that is not an Optional Well, the Turnkey Cost; [REDACTED]* (ii) with respect to each Additional Well that is an Optional Well, the Actual Cost of such Optional Well; and (iii) with respect to each Additional Well regardless of whether such Additional Well is an Optional Well, the actual cost incurred by Seller for payment of the premium for well control insurance coverage with respect to such Additional Well as required by Section 6.7(d).

(d) Failure to Drill an Additional Well.  If Seller gives notice to Drillco that it does not intend to drill or participate in an Additional Well (or a well drilled by Drillco under Section 6.3), at Drillco’s election, Drillco may elect to assume the cost and risk of drilling said Additional Well; and in such case, Seller shall proceed as Operator under the applicable Rex JOA, on a cost basis similar to the Turnkey Cost as described herein, and Drillco will thereby be conveyed an assignment of an additional [REDACTED]* working interest (proportionately reduced to Seller’s interest as of the time Seller executes its assignment to Drillco; provided, however, that the working interest conveyed to Drillco shall never be reduced by a fraction less than the fraction of Seller’s ownership as of the Closing Date) in the Subject Leases located with the Unit of said Additional Well and all of Seller’s right, title and interest in such Additional Well (i.e., Seller shall forfeit any of its rights in such Additional Well after the expiration of the non-consent penalty provided in the JOA applicable to such well).

(e) Assignment of Additional Wells.  Upon approval of an Additional Well by Drillco in accordance with Section 3.2(a), Drillco shall have earned, and Seller shall assign to Drillco within 15 calendar days following such approval, (i) as to the Warrior North Contract Area, an undivided 20% interest (proportionately reduced to Seller’s interest as of the time Seller executes its assignment to Drillco; provided, however, that the working interest conveyed to Drillco shall never be reduced by a fraction less than the fraction of Seller’s ownership as of the Closing Date) and (ii) as to the Moraine East Contract Area, an undivided 15% interest (proportionately reduced to Seller’s interest as of the time Seller executes its assignment to Drillco; provided, however, that the working interest conveyed to Drillco shall never be reduced by a fraction less than the fraction of Seller’s ownership as of the Closing Date), all in and to all Subject Interests located within the Additional Well Unit applicable to such Additional Well.  Within 15 calendar days following the date of commencement of actual drilling operations of an Additional Well (the “Spud Date”), Seller shall assign to Drillco the Additional Wellbore Interest (proportionately reduced to Seller’s interest as of the time Seller executes its assignment to Drillco; provided, however, that the working interest conveyed to Drillco shall never be reduced by a fraction less than the fraction of Seller’s ownership as of the Closing Date) in the Wellbore for such Additional Well.  Each assignment made pursuant to this Section 3.2(e) shall be made by Seller to Drillco using the forms of assignment attached hereto as Exhibit G-1 and Exhibit G-2, respectively, free and clear of all Encumbrances other than Permitted Encumbrances.  The effective date of the assignment of each Additional Wellbore Interest shall be retroactive to the Spud Date of the applicable Additional Well.

3.3 Total Capital Limit.  Notwithstanding anything to the contrary in this Agreement, the Total Consideration shall not exceed $175,000,000 (the “Total Capital Limit”).  All costs and expenses for all Wells after the Total Capital Limit is reached shall be borne and paid by the Parties in accordance with their proportionate interests in the Subject Interests under the applicable Rex JOA.

4. Areas of Mutual Interest.

4.1 Designation of Areas of Mutual Interest.  The Parties hereby establish two separate areas of mutual interest consisting of the lands identified in Exhibit A-1 (“AMI Area 1”) and the lands identified in Exhibit A-2 (“AMI Area 2”).  AMI Area 1 and AMI Area 2 are referred to herein individually as an “AMI Area”, and collectively as the “AMI Areas”.

4.2 Notice of Acquisition.  If any Party or any of its Affiliates (collectively, the “Acquiring Party”) acquires, directly or indirectly, any Oil and Gas Interest within an AMI Area (the “Acquired Interest”), then the Acquiring Party shall offer the non-Acquiring Party the option to purchase such other non-Acquiring Party’s AMI Participating Interest in such Acquired

Interest under the following provisions.  Within 30 calendar days after the closing of the acquisition of such Acquired Interests, the Acquiring Party shall notify the non-Acquiring Party in writing of such acquisition (the “Acquired Interest Notice”).  Such notice shall set forth (a) a description of the Acquired Interest, (b) the total Acquisition Costs of the Acquired Interest, (c) the AMI Participating Interest that the non-Acquiring Party is entitled to acquire hereunder and (d) any other relevant terms of such acquisition necessary for the non-Acquiring Party to make an informed decision whether to participate in the Acquired Interest, including copies of the following, to the extent within the Acquiring Party’s control or reasonably available to it: relevant leases, conveyances, assignments, bank drafts or other evidence of payment for the interest, farmout agreements and term assignment agreements and any other agreements or commitments relating to the Acquired Interest, all lease take-off reports, landman’s run sheets, abstracts of title, title opinions, deeds, leases and Encumbrances.  As to that portion of any Acquired Interest that must be offered to a non-Acquiring Party under this Section 4.2, there shall be no additional Encumbrances placed on such Acquired Interest by the Acquiring Party at the time of or subsequent to its acquisition of such interest, until the non-Acquiring Party’s right to elect has expired, been declined or been deemed declined for non-election or non-payment under Sections 4.3 or 4.4.  “Acquisition Costs” means all actual out-of-pocket costs and expenses incurred by or on behalf of the Acquiring Party, including lease bonus or other cash payments to the assignor of the Acquired Interest, land broker’s fee and commissions, title examination costs, attorney’s fees, recording fees, and taxes, but excluding internal charges and Affiliate charges.

4.3 Election.  The non-Acquiring Party shall have 30 calendar days after its receipt of the Acquired Interest Notice to elect whether or not to join in such acquisition to the extent of its AMI Participating Interest.  The non-Acquiring Party’s failure to notify the Acquiring Party in writing of the non-Acquiring Party’s election within such 30-day period shall be conclusively deemed an election not to participate in the acquisition of the Acquired Interest.  If the Acquired Interest includes a farmout/farmin, term assignment, or similar agreement requiring the drilling of a well or the performance of other obligations, such Party’s election to participate in the Acquired Interest shall include an agreement by such Party to assume and be bound by all obligations, conditions and terms imposed by any such agreement to the extent of such Party’s AMI Participating Interest.

4.4 Conveyance of Acquired Interests.  Within 30 calendar days after a non-Acquiring Party’s election to participate in any Acquired Interest pursuant to Section 4.3 and concurrently with such non-Acquiring Party’s payment to the Acquiring Party of its AMI Participating Interest share of the Acquisition Costs incurred by the Acquiring Party to acquire same, the Acquiring Party shall  assign to the  non-Acquiring Party, using the form of assignment attached hereto as Exhibit C, and except for assignment of any warranties made by the transferor to the Acquiring Party, without warranty of title, express or implied, except as to claims by, through and under the Acquiring Party, the appropriate percentage of undivided interest in the Acquired Interest so acquired by the Acquiring Party and provide the non-Acquiring Party with copies (to the extent such are in the Acquiring Party’s possession or control and were not previously provided with the Acquired Interest Notice) of the (i) lease and assignment, (ii) lease purchase report, (iii) mineral ownership report, (iv) draft or check copy documenting payment, (v) W-9 and (vi) legal description and plat.  Failure of a non-Acquiring Party to timely pay its AMI Participating Interest share of Acquisition Costs within the 30-day period following such non-Acquiring Party’s election to participate in the Acquired Interest, and after 24 hours default notice delivered as provided in Section 7.11 by electronic mail, shall be deemed an election not to participate in such Acquired Interest and a waiver of any right to do so, notwithstanding any written notice to participate by such non-Acquiring Party.

4.5 Lands Outside of the AMI Areas.  Recognizing that a Party may acquire multiple Oil and Gas Interests in a single acquisition contract, farmout agreement or term assignment, some of which may pertain to lands that are not within the AMI Areas, this Section 4 shall apply only to that portion of such Oil and Gas Interests that is included within the boundaries of the AMI Areas.

4.6 Operations.  All Acquired Interests jointly acquired by the Parties under this Section 4 shall be subject to this Agreement and the applicable Rex JOA and the Parties shall amend the applicable Rex JOA to include the Acquired Interest as part of the Contract Area and Oil and Gas Interests covered thereby.  For the avoidance of doubt, as to any Acquired Interest in which the non-Acquiring Party does not elect to join in the acquisition (“Disregarded Interest”), such Disregarded Interest shall thereafter be owned solely by the Acquiring Party and thereafter such Disregarded Interest shall not be subject to (i) this Agreement, or, (ii) to the extent such Disregarded Interest does not cover lands within the Subject Area of any Rex JOA, the Rex JOAs.

5. Representations and Warranties.

5.1 Seller’s Representations and Warranties.  Seller represents and warrants to Drillco as of the Closing Date as follows:

(a) Seller is duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to own properties and conduct oil and gas operations in the States of Ohio and Pennsylvania, and;

(b) the execution and delivery of this Agreement by Seller has been, and the performance of this Agreement is, duly and validly authorized by all requisite corporate action on the part of Seller, including due approval in accordance with its governing documents, if applicable;

(c) Seller has not created, assigned, conveyed, suffered or permitted to exist any Encumbrance on all or any part of Seller’s interest in the Subject Interests other than the Permitted Encumbrances, and all amounts owed by Seller and due to third Persons in respect of the Initial Wells have been timely paid in full;

(d) no Proceeding is pending or, to Seller’s Knowledge, threatened, affecting all or any portion of Seller’s interest in the Subject Interests, or its ability to consummate the Transactions, or which could materially and adversely affect Seller’s ownership of, interests in or operations conducted on, the Subject Interests;

(e) there are no bankruptcy, reorganization, or similar arrangements or Proceedings pending, being contemplated by, or threatened against Seller or any of its Affiliates;

(f) neither Seller nor any of its Affiliates has incurred any obligation or entered into any agreement for any investment banking, brokerage, finder’s fee or commission in respect of the Transaction for which Drillco or any Affiliate of Drillco shall incur any liability;

(g) (i) Seller has paid all Taxes on or relating to Seller’s interest in the Subject Interests and the operations conducted thereon, which are currently due and payable as required by Applicable Law prior to delinquency; (ii) there are no liens for Taxes on the Subject Interests, other than liens for Taxes not yet due and payable; (iii) there is not currently in effect any extension or waiver by it of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax related to the Subject Interests; (iv) other than the Tax Partnership Agreement, to be executed simultaneously herewith, Seller’s interest in the Subject Interests is not bound by any tax partnership agreement that is or will be binding upon Drillco; (v) Seller is not a nonresident alien, foreign person, foreign partnership, foreign trust, foreign estate, or foreign corporation (as those terms are defined in the Code); and (vi) Seller is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and is not otherwise subject to regulation under or the restrictions of such act;

(h) Seller has not received any written request, demand or notice of material noncompliance with Applicable Laws from any Governmental Authority or lessor, surface owner or other related party pertaining to the ownership, use, operation, and development of the Subject Interests;

(i) (i) Seller has not received written notice of any request or demand for payments, adjustments of payments, or performance of the obligations under all or any portion of the Subject Interests that are still outstanding, (ii) Seller has not received a written notice of default under the Subject Interests, including with respect to the payment or calculation of royalties, overriding royalties, rentals, or bonuses under the Subject Interests, and (iii) to Seller’s Knowledge, all bonus, rental, royalty, and other payments provided for in or required under the Subject Interests that are due and payable have been timely and properly paid;

(j) Schedule 5.1(j) lists all of the material Contracts (along with any material amendments thereto) relating to the ownership or operation of the Subject Interests, including: (i) purchase, sale, exchange, gathering, treating, processing, handling, marketing, storage, and transportation Contracts; (ii) drilling and well Completion Contracts; (iii) purchase and sale agreements, farmin and farmout agreements, exploration agreements, participation agreements, area of mutual interest agreements, acreage dedication agreements and other Contracts providing for the earning of an equity interest or the sale, purchase, dedication, farmout or transfer of any of Seller’s interest in the Subject Interests; (iv) operating agreements, unit agreements and unit operating agreements; and (v) seismic, data and geophysical Permits; provided that, for purposes of this Section 5.1(j), a Contract will be deemed material if it creates a liability or right to receive revenue with respect to the Subject Interests, in either case, valued in excess of $100,000 over the life of such Contract.  All such Contracts are in full force and effect and Seller is not (and to Seller’s Knowledge, each other party thereto is not) in default in any material respect under any such Contract; and

(k) Seller has Defensible Title to the Subject Interests.

5.2 Drillco’s Representations and Warranties.  Drillco represents and warrants to Seller as of the Closing Date as follows:

(a) Drillco is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified as a foreign limited liability company in the States of Ohio and Pennsylvania;

(b) the execution and delivery of this Agreement has been, and the performance of this Agreement and the Transaction are, duly and validly authorized by all requisite action on the part of Drillco, including due approval in accordance with its governing documents;

(c) Drillco has knowledge, skill and experience in financial, business and investment matters relating to the Transaction and is capable of evaluating the merits and risks of the Transaction.  To the extent deemed necessary by Drillco, Drillco has retained, at its sole expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of its execution of this Agreement and the performance of the Transaction. Without limiting its rights to indemnification pursuant to this Agreement, Drillco acknowledges that it has relied solely upon the aforementioned investigation and evaluation and not on any factual representations or opinions of Seller or any representatives or consultants or advisors engaged by or otherwise purporting to represent Seller or any Affiliate of Seller (except the specific representations and warranties of Seller set forth in Section 5.1), including reliance for any purpose on the estimates, forecasts, plans, projections, information, documents, or materials made available to Drillco in certain data rooms, including electronic data rooms, management presentations, or any other form in expectation of the Transaction contemplated by this Agreement, and Drillco acknowledges it is not relying on any such information;

(d) neither Drillco nor its Affiliates has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee or commission in respect of the Transaction for which Seller or any Affiliate of Seller shall incur any liability; and

(e) Drillco has, or shall have at the time any payment is due hereunder sufficient funds with which to make such payments to Seller.

5.3 Disclaimer of Warranties.  EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS OF SELLER HEREIN AND THE SPECIAL WARRANTY OF TITLE TO BE INCLUDED IN THE ASSIGNMENTS TO BE EXECUTED PURSUANT HERETO, THIS AGREEMENT IS MADE BY SELLER WITHOUT ANY EXPRESS, IMPLIED OR STATUTORY WARRANTY OR REPRESENTATION WHATSOEVER.

6. Closing; Deliverables; Certain Covenants and Obligations.

6.1 Closing.  Subject to the terms and conditions of this Agreement, the closing of this Agreement (the “Closing”) will occur simultaneously with signing of this Agreement.  The date on which the closing of this Agreement occurs is referred to herein as the “Closing Date”.  Closing of this Agreement shall take place in the offices of Sidley Austin LLP, at 1000 Louisiana, Suite 6000, Houston, Texas 77002 or at such other location as is mutually agreeable to the Parties.

6.2 Closing Deliverables.

6.2.1 Seller’s Deliverables.  On the Closing Date, Seller shall deliver to Drillco the following:

(a) an executed original of the assignment, in which Seller assigns to Drillco the Initial Participating Interests, in the form attached hereto as Exhibit G;

(b) an executed original of each of the three Rex JOAs dated effective as of the Closing Date;

(c) an executed and acknowledged original Recording Supplement to Operating Agreement and Financing Statement, in sufficient counterparts for recording in Butler County, Pennsylvania and Carroll County, Ohio, in the form attached hereto as Exhibit E;

(d) an executed original Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 (FIRPTA) certificate for Seller, in the form attached hereto as Exhibit I;

(e) an executed and acknowledged original Recording Supplement to Joint Exploration and Development Agreement, in sufficient counterparts for recording in Butler County, Pennsylvania and Carroll County, Ohio, in the form attached hereto as Exhibit H;

(f) a properly completed and executed Form W-9 for Seller; and

(g) all other executed and acknowledged (if applicable) agreements, instruments, and documents as may be reasonably required by Drillco to complete the Transactions.

6.2.2 Drillco’s Deliverables.  On the Closing Date, Drillco shall deliver to Seller the following:

(a) an executed original of each of the three Rex JOAs dated effective as of the Closing Date;

(b) an executed and acknowledged original Recording Supplement to Operating Agreement and Financing Statement, in sufficient counterparts for recording in Butler County, Pennsylvania and Carroll County, Ohio, in the form attached hereto as Exhibit E; and

(c) an executed and acknowledged original Recording Supplement to Joint Exploration and Development Agreement in sufficient counterparts for recording in Butler County, Pennsylvania and Carroll County, Ohio, in the form attached hereto as Exhibit H.

6.3 Lease Saving Operations.  At any time during the Term and in accordance with the terms of the applicable Rex JOA, Drillco may propose operations to drill a vertical well or a horizontal Well if such operations are necessary to prevent all or any portion of the Subject Leases from terminating under the terms of the Subject Leases, even if any such vertical or horizontal well does not meet the requirements of an Additional Well.  All costs and expenses incurred in connection with each such Well shall be borne by the Parties in proportion to each Party’s interest in such Well.

6.4 Operatorship and Joint Operating Agreements.  As among the Parties, and except as provided in Section 6.3, and subject to Section 3.2(d), Seller shall serve as the operator for all operations conducted on the Subject Interests and on any Acquired Interests acquired under the area of mutual interest provisions in Section 4.  Seller shall perform all obligations of Seller hereunder and under the applicable Rex JOA that are typically performed by a prudent operator.

(a) Rex JOAs.  On the Closing Date, the Parties agree to execute three joint operating agreements in the form attached hereto as Exhibit D which shall govern all operations on the applicable Subject Interests (the “Rex JOAs”), except as provided in this Agreement.  The “Contract Area” shall have the meaning as set forth in the applicable Rex JOA.

(b) Conflicts.  The Parties acknowledge that there may be existing operating agreements covering certain portions of the applicable Contract Area. If any Well is subject to an existing operating agreement with a third party as of the date of the assignment of such Well to Drillco pursuant to Section 2.1 or Section 3.2(e), such existing operating agreement shall control as to such third party, and such assignment shall be subject to such existing operating agreement. However, as between Seller and Drillco, the applicable Rex JOA shall control. In the event of any conflict or inconsistency between the terms of this Agreement and the applicable Rex JOA or any existing operating agreement, as between Seller and Drillco, this Agreement shall prevail to the extent of such conflict. If Seller and/or Drillco acquire(s) the entire interest covered by an existing third party operating agreement and Seller is the operator, then such third party operating agreement shall be superseded and replaced in its entirety by the applicable Rex JOA, except that if the Acquired Interest was subject to an existing operating agreement that included parties other than the selling party and Seller, then the existing operating agreement shall remain in effect.

6.5 Restrictions on Sales; Tag-Along Rights; Right of First Refusal.

(a) Restrictions on Sales.  [REDACTED]*  Any Transfer or purported Transfer in violation of this Section 6.5(a) shall be null and void.

(b) Tag-Along Rights.

(i) If Seller receives a written offer to Transfer all or a portion of its Subject Interests to a third Person that Seller proposes to accept and Drillco owns an interest in such Subject Interests (a “Proposed Tag Sale”), then Drillco will be entitled to exercise tag-along rights to participate in such Proposed Tag Sale at the same price and on the same terms and conditions as those offered to Seller by the third Person (the “Tag-Along Rights”).

(ii) Not later than 30 days following Seller’s receipt of a written offer of a Proposed Tag Sale, Seller shall notify Drillco in writing, stating that Seller desires to effect a Proposed Tag Sale (a “Tag Sale Notice”).  Each Tag Sale Notice shall (i) include the identity of the third Person that desires to purchase Seller’s interests (the “Tag Sale Offeror”), (ii) set forth which of Subject Interests the Tag Sale Offeror proposes to purchase (the “Tag Sale Offered Interests”) and (iii) a copy of the written offer of the Proposed Tag Sale.

(iii) Within 30 days of its receipt of a Tag Sale Notice, Drillco shall have the right, but not the obligation, to elect, by written notice to Seller, to include a portion of its interest in the same Subject Interests as the Tag Sale Offered Interest in the Proposed Tag Sale, expressed as a percentage equal to Drillco’s proportionate share of the Tag Sale Offered Interest (the “Tag-Along Interest”).  For the avoidance of doubt, Drillco may propose to include a portion of its interest proportionate to the Tag Sale Offered Interests being offered by Seller (e.g., if Seller is vested with a 40% working interest and is offering to sell a 20% working interest, and Drillco is vested with a 60% working interest, then Drillco can offer to sell up to 30% of its working interest).  The failure of Drillco to give a written notice of such election within such period shall be deemed an election by Drillco not to exercise its Tag-Along Right.

(iv) To the extent Drillco exercises its Tag-Along Rights, Drillco and Seller may participate in the Proposed Tag Sale and, to the extent the Parties do so participate, the Tag Sale Offered Interest shall be proportionately reduced so that each Party is selling a pro-rata share of its working interest unless the Offeror elects to acquire the Tag Sale Offered Interests and the Tag-Along Interest.

(v) If Drillco elects not to exercise its Tag-Along Rights, then Seller may, for a period of 60 calendar days from the date of the Tag Sale Notice, consummate the Proposed Tag Sale at a price that is no more favorable than that set forth in the Tag Sale Notice.

(c) Right of First Refusal.

(i) If Drillco receives a written offer to Transfer all or a portion of its Subject Interests to a third Person that Drillco proposes to accept and Seller owns an interest in such Subject Interests (a “Proposed ROFR Sale”), then Seller will be entitled to a right of first refusal to purchase the Subject Interests included in such Proposed ROFR Sale at the same price and on the same terms and conditions as those offered to Drillco by the third Person (the “ROFR”).

(ii) Not later than 30 days following Drillco’s receipt of a written offer of a Proposed ROFR Sale, Drillco shall notify Seller in writing, stating that Drillco desires to effect a Proposed ROFR Sale (a “ROFR Sale Notice”).  Each ROFR Sale Notice shall (i) include the identity of the third Person that desires to purchase Drillco’s interests (the “ROFR Sale Offeror”), (ii) set forth which of Subject Interests the ROFR Sale Offeror proposes to purchase (the “ROFR Sale Offered Interests”) and (iii) a copy of the written offer of the Proposed ROFR Sale.

(iii) Within 30 days of its receipt of a ROFR Sale Notice, Seller shall have the right, but not the obligation, to elect, by written notice to Drillco, to purchase all of the ROFR Sale Offered Interests.  The failure of Seller to give a written notice of such election within such period shall be deemed an election by Seller not to exercise its ROFR.

(iv) If Seller exercises its ROFR, Drillco and Seller shall consummate the sale of the ROFR Sale Offered Interests within 60 calendar days.

(v) If Seller elects not to exercise its ROFR, then Drillco may, for a period of 60 calendar days from the date of the ROFR Sale Notice, consummate the Proposed ROFR Sale at a price that is no more favorable than that set forth in the ROFR Sale Notice.

6.6 Indemnification.

(a) Seller Indemnification.  Seller shall, subject to the limitations and procedures contained in this Section 6.6(a), and in Sections 6.6(c) and 6.6(d), following the Closing, remain responsible for and indemnify, defend and hold Drillco (and for purposes of this Section 6.6, its Representatives) harmless from and against any and all claims, obligations, actions, liabilities, damages, expenses (including, without limitation, court costs and consultants’ and attorneys’ fees) or losses (collectively, “Drillco’s Losses”) arising out of, relating to or caused by (i) any material misrepresentation or breach of any warranty, covenant or agreement of Seller contained in this Agreement or any certificate delivered by Seller at the Closing, provided that, (A) solely for purposes of Seller’s indemnity obligation under this Section 6.6(a), any materiality limitation contained in any such representation or warranty of Seller shall be disregarded and shall not apply and (B) as it relates to this Section 6.6(a)(i) “material” shall be deemed to be any matter that results in a threat of or actual liability in excess of [REDACTED]*, (ii) the ownership or operation of Drillco’s interest in a Subject Interest before such interest is conveyed to Drillco pursuant to this Agreement, including any Environmental Liabilities and/or litigation that relate to the ownership or operation of such Subject Interest, (iii) Seller’s retained interest in Seller’s Subject Area Assets, and (iv) any Taxes apportioned to Seller pursuant to this Agreement or the applicable Rex JOA; provided, however, that Seller shall not be obligated to indemnify or hold Drillco harmless for (x) any of Seller’s Losses and (y) any of Drillco’s Losses resulting from the gross negligence or willful misconduct of Drillco or its applicable Representative.

(b) Drillco Indemnification.  Drillco shall, subject to the limitations and procedures contained in this Section 6.6(b), and in Sections 6.6(c) and 6.6(d), following the Closing, indemnify and hold Seller (and for purposes of this Section 6.6, its Representatives) harmless from and against any and all claims, obligations, actions, liabilities, damages, costs, expenses (including, without limitation, court costs and consultants’ and attorneys’ fees), or losses (collectively, “Seller’s Losses”) arising out of, relating to or caused by (i) any material misrepresentation or breach of any warranty, covenant or agreement of Drillco contained in this Agreement or any certificate delivered by Drillco at the Closing, provided that (A) solely for purposes of Drillco’s indemnity obligation under this Section 6.6(b), any materiality limitation contained in any such representation or warranty of Drillco shall be disregarded and shall not apply and (B) as it relates to this Section 6.6(b)(i) “material” shall be deemed to be any matter that results in a threat of or actual liability in excess of [REDACTED]*, or (ii) following conveyance of Drillco’s interest in a Subject Interest, the ownership of such Subject Interest, but only to the extent of Drillco’s proportionate interest in such Subject Interest; provided, however, that Buyer shall not be obligated to indemnify or hold Seller harmless for (x) any of Drillco’s Losses and (y) any of Seller’s Losses resulting from the gross negligence or willful misconduct of Seller or its applicable Representative.

(c) Indemnification Procedures.

(i) If indemnification pursuant to Section 6.6(a) or Section 6.6(b) is sought, the Party or its Representative seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying Party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim (“Indemnification Claim”), and, provided that the indemnifying Party acknowledges that it is liable for the matters that gave rise to such Indemnification Claim, shall allow the indemnifying Party to assume and conduct the defense of the claim or action and cooperate with the indemnifying Party in the defense thereof, provided that the omission to give such notice to the indemnifying Party shall not relieve the indemnifying Party from any liability which it may have to the Indemnitee, except to the extent that the Indemnification Claim arises from a third party claim (“Third Party Claim”) against Indemnitee and the indemnifying Party proves it was materially prejudiced by the failure to give such notice

(ii) Within 15 Business Days (“Response Period”) of receipt of an Indemnification Claim, the indemnifying Party shall notify Indemnitee in writing whether or not it disputes that it is obligated to indemnify the Indemnitee as set forth in the Indemnification Claim.  If the indemnifying Party does not dispute such obligation, the indemnifying Party shall have the right, within the Response Period, to assume and conduct the defense of the Third Party Claim with counsel reasonably satisfactory to the Indemnitee.  The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying Party.  The indemnifying Party shall not control (but may participate at its own expense in the defense of), and the Indemnitee shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any Third Party Claim (i) as to which the indemnifying Party fails to assume the defense within the Response Period or (ii) to the extent the Third Party Claim seeks an order, injunction or other equitable relief against the Indemnitee or involves criminal liability.

(iii) The indemnifying Party shall obtain the prior written approval of the Indemnitee, before making any settlement, compromise, admission, or acknowledgment of the validity of any Third Party Claim or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnitee or if, in the opinion of the Indemnitee, such settlement, compromise, admission, or acknowledgment could have an adverse effect on its business, operations, assets or financial condition.  No indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnitee of a full and unconditional release from all liability in respect of such Third Party Claim.

(d) Survival of Representations.  The representations and warranties of Seller under Sections 5.1(a), 5.1(b), 5.1(e), and 5.1(g) and the representations and warranties of Drillco under Sections 5.2(a) and 5.2(b) shall survive for a period of [REDACTED]* after the Closing Date.  All other representations and warranties of the Parties shall survive for a period of [REDACTED]* from the Closing Date, and not thereafter.

6.7 Additional Covenants and Obligations.

(a) Tax Partnership Agreement.  The Parties desire to jointly explore and develop the Subject Area as provided herein and to treat their joint undertaking hereunder as a partnership for United States federal and applicable state income tax purposes (the “Tax Partnership”), and agree to be bound by the tax partnership agreement attached hereto as Exhibit F (the “Tax Partnership Agreement”).  Consistent therewith, the Parties each agree to report such undertaking consistent with such treatment and not elect to be excluded from the application of all or any part of the provisions of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986, as amended, or similar provisions of applicable state laws.  The Tax Partnership provisions set forth in Exhibit F shall govern for purposes of reporting the results of operations of the Tax Partnership and each Party’s distributive share thereof and in the event of any conflict between the Tax Partnership Agreement and either this Agreement or the applicable Rex JOA, the Tax Partnership Agreement shall control over this Agreement and the applicable Rex JOA.  The Parties further agree that their election to treat their joint undertaking as a Tax Partnership shall be irrevocable, and that no Party shall cancel such status or elect any other tax status applicable to the Transactions, or take any action that could cause the joint undertaking described herein to be treated as other than a partnership for tax purposes.

(b) Quarterly Reviews.  Seller agrees to conduct quarterly review meetings for Representatives of Drillco; provided, however, Seller shall conduct an interim review meeting if Seller reasonably expects to materially deviate from a Development Plan.  At least three (3) Business Days prior to any quarterly or interim review meeting, Seller shall deliver to

Drillco written materials updating Drillco on the current status of all previously delivered Development Plans and any material historical or proposed deviations from a Development Plan, which written materials shall include industry standard review of land, legal, drilling and completion operations, marketing arrangements and expenses and well performance results.

(c) Reporting Requirements.  Seller shall deliver to Drillco:

(i) within 30 calendar days following the end of each calendar month, a report containing production volumes, revenue, lease operating expenses and capital expenditures with respect to Initial Wells and Additional Wells (including, if applicable, for the avoidance of doubt, the Optional Wells);

(ii) within five calendar days following receipt from a Governmental Entity or concurrently with sending to a Governmental Entity, copies of all correspondence to or from a Governmental Entity dealing with any Subject Interests or other assets located in the Subject Area;

(iii) on or before April 1 of each calendar year, a Reserve Report prepared by one or more Approved Petroleum Engineers evaluating the Subject Interests jointly owned by Seller and Drillco as of December 31 of such preceding calendar year;

(iv) on or before September 1 of each calendar year, a Reserve Report prepared by Seller’s chief petroleum engineer (or an Approved Petroleum Engineer) evaluating the Subject Interests jointly owned by Seller and Drillco as of June 30 of such calendar year;

(v) daily drilling reports while drilling, Completion or workover operations are in progress with respect to an Initial Well or Additional Well; and

(vi) promptly, such additional information as Drillco may from time to time reasonably request; provided that to the extent that any report is being prepared for Drillco by a third party solely because of the requirements of this Section 6.7(c), then Drillco shall be responsible to pay the entire cost of such report.

(d) Well Control Insurance.  Seller shall procure well control insurance coverage on behalf of Drillco with financially sound and reputable insurance companies (and not an Affiliate of Seller), with such deductibles and covering such risks as are customarily carried by companies owning similar properties in localities where the Subject Interests are located.

[REDACTED]*

7. Other Provisions.

7.1 Term and Survival of Specific Provisions.

(a) Term.  Unless terminated sooner as provided immediately below, the term of this Agreement (the “Term”) shall extend from the Closing Date until the earlier to occur of (i) the date that is two years and 180 calendar days after the Closing Date and (ii) the date on which the Total Capital Limit is reached.  The foregoing notwithstanding, this Agreement may be terminated by (x) either Party with the consent of the other Party, or (y) by Drillco (A) if Seller has declined to propose a Development Plan for any calendar quarter, or (B) if Seller has not drilled and Completed an Additional Well in the timeframe outlined in the applicable Development Plan, or (C) at any time that Seller is in breach of Section 6.7(e); provided, however, that Drillco may not exercise its right to termination under this Section 7.1(a) with respect to subsections (A) or (B) of this sentence prior to the date that is 180 days following the Closing Date.  For the avoidance of doubt, Drillco may terminate this Agreement under subsection (C) of this sentence at any time following the Closing Date that Seller is in breach of Section 6.7(e).

(b) Survival.  Notwithstanding anything in this Agreement to the contrary, Section 6.5(b), Section 6.6, Section 7.1(a), Section 7.1(b), and Sections 7.3 through Section 7.20 and Seller’s obligation to reimburse Drillco as provided in Section 2.2 or Section 3.2(c) shall survive termination of this Agreement.

7.2 Completion Procedures.  Seller shall cause the Initial Wells and each Additional Well to be stimulated and Completed as a reasonably prudent operator using then-currently recommended methods and practices for formations with characteristics similar to the Burkett Formation, Marcellus Formation or Utica Formation, as applicable, but not by novel, experimental or untested practices.

7.3 Invoices and Payments.

(a) Any invoices to be delivered pursuant to any Section of this Agreement shall be delivered at least five (5) Business Days prior to the end of each calendar month (the “Monthly Invoice Delivery Deadline”); provided that any invoice delivered less than five (5) Business Days prior to the end of a calendar month shall be deemed delivered in the following calendar month.

(b) Any invoice delivered prior to the Monthly Invoice Delivery Deadline shall be paid on or before the fifth (5th) Business Day of the calendar month following the month in which such Monthly Invoice Delivery Deadline was delivered.

7.4 Midstream Agreements and Gas Marketing.

(a) Notwithstanding Drillco’s acquisition and ownership of interests in the Subject Area, Seller shall not assign or be deemed to have assigned, and Drillco shall not assume or be deemed to have assumed, any of the obligations, covenants and agreements arising under or from any midstream gathering, processing, transportation or similar agreements covering Seller’s interest in the Subject Area, including, without limitation, the agreements described in Exhibit J, as they may be amended from time to time (collectively, the “Midstream Agreements”). For the avoidance of doubt, as a matter of law, Drillco acknowledges that Drillco’s proportionate share of production may be dedicated under the Midstream Agreements specifically identified in Exhibit J; as between the parties, however, except as set forth in Section 7.4(b), it is agreed that Drillco shall not assume or be deemed to have assumed any obligations under the Midstream Agreements notwithstanding that Drillco may have acquired the interests in the Subject Area subject to the dedications and/or commitments of lands contained in such Midstream Agreements, if applicable.

(b) Drillco hereby agrees to pay and reimburse Seller for up to [REDACTED]* of 8/8ths of the reservation, demand, and minimum-volume-commitment fees and charges set forth in the Midstream Agreements, with such amount being the percentage equivalent of (i) the proportionate amount of production from the Wells owned by Drillco in the acreage covered by the respective Midstream Agreement, [REDACTED]* proportionately reduced to Drillco’s working interest in such Wells, in relation to (ii) the production from all Wells from the acreage covered  by the respective Midstream Agreement, including all production from the initial Well drilled in any of the Units located in the Subject Area, such percentage and production calculated on a by-Midstream-Agreement basis; provided, however, Drillco shall only be responsible for paying and reimbursing Seller for the applicable fees and charges other than the reservation, demand, and minimum-volume-commitment fees and charges (e.g., volumetric, commodity, marketing or service, fuel, retainage, etc.) set forth in the Midstream Agreements attributable to Drillco’s share of production from the Initial Wells, Additional Wells, Optional Wells, and any other Drillco interests in the Subject Area.  [REDACTED]*

(c) Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to: (i) amend, modify, supplement, or replace (any of these, a “Modification”); or (ii) transfer or otherwise dispose of (any of these, a “Contract Transfer”), all or any portion of the Midstream Agreements to the extent necessary or desirable as determined by Seller in its reasonable discretion; provided, however, that (A) Seller shall notify Drillco in writing in advance of executing any such Modification or Contract Transfer; and (B) Drillco shall have the right to elect to modify Section 7.4(b) to conform to the terms in such Modification or Contract Transfer, subject to receipt of Drillco’s consent for such election, which consent shall not be unreasonably withheld, conditioned, or delayed.  If Drillco elects not to modify Section 7.4(b), then Section 7.4(b) will not be amended and will continue to govern Drillco’s payment and reimbursement obligations to Seller.  If Drillco elects to modify Section 7.4(b), then the parties shall use commercially reasonable efforts to enter into an amendment of this Agreement to incorporate the terms of such Modification or Contract Transfer.  Seller shall promptly provide copies to Drillco of any and all Modifications or Contract Transfers of the Midstream Agreements.

7.5 Construction.  The headings of Sections, Appendices, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation.  Unless otherwise indicated, all references to “Section”, “Appendix”, “Exhibit” or “Schedule” refer to the corresponding Section, Appendix, Exhibit or Schedule of this Agreement.  Unless otherwise expressly provided herein, the word “including” does not limit the preceding words or terms and (in its various forms) means “including, without limitation”.  Each Party has had input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Transactions.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  This Agreement shall not be construed against any Party, and no consideration shall be given or presumption made on the basis of who drafted any particular provision hereof or who supplied the form of Agreement.

7.6 Entire Agreement.  This Agreement, together with all exhibits, appendices and schedules attached hereto and the Related Documents, supersedes all prior negotiations, understandings, letters of intent, agreements and communications (whether written or oral) among the Parties relating to the Subject Area and embody the entire understanding and agreement among the Parties with respect thereto.  Any amendments or modifications to this Agreement shall be in writing and executed by all of the Parties.

7.7 No Third Person Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of Drillco and Seller, and each of their respective heirs, legal Representatives, successors and permitted assigns.  Except as specifically set forth herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties, and their respective heirs, legal Representatives, successors and permitted assigns any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

7.8 Invalid Terms.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by Applicable Law or public policy, all other conditions, terms and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the maximum extent possible.

7.9 Governing Law.  The laws of the State of Texas, without regard to any conflict of laws principles, shall be applied in the interpretation and construction of this Agreement.

7.10 Successors and Assigns.  This Agreement shall not be assigned in whole or in part by any Party without the prior written consent of the other Party.  Such consent shall not be unreasonably withheld, conditioned or delayed.  The granting of consent to any assignment will be effective only as to the specific assignment that is the express subject of such consent, and any subsequent assignment that may be proposed or attempted will be void without the non-assigning Party’s prior written consent.  Notwithstanding the foregoing, the restrictions on assignment contained in this Section 7.10 shall not in any way prevent either Party from pledging or mortgaging its rights hereunder as security for its indebtedness without the consent of the other Parties.

7.11 Notices.  All notices and other communications hereunder shall be in writing and are deemed duly delivered when (a) delivered, if delivered personally or by a nationally recognized overnight courier service (costs prepaid), (b) sent by electronic mail with confirmation of receipt (or, the first Business Day following such transmission if the date of transmission is not a Business Day or if the confirmation of receipt is received after 5:00 p.m. Central time) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested, in each case, to the following addresses and marked to the attention of the individual (by name or title) designed below (or to such other address or individual as a Party may designate by notice to the other Party):

If to Seller:	Rex Energy Corporation Attn: F. Scott Hodges 366 Walker Drive State College, PA 16801 Email: fshodges@rexenergycorp.com
If to Drillco:	OhPa Drillco, LLC Attn: Serge Kozmin 50 Kennedy Plaza, 18th Floor Providence, RI 02903 Email: S.kozmin@provequity.com; CMGFinanceRI@provequity.com
With a copy to:	OhPa Drillco, LLC Attn: John Horstman 1401 McKinney Street, Suite 1825 Houston, TX 77010 Email: John.Horstman@provequity.com

7.12 Further Assurances.  From time to time following the Closing Date, at the request of a Party, without further consideration, the other Party shall perform such other acts and execute and deliver such other documents and instruments as may be necessary in order to effectuate more fully and effectively the terms and provisions of this Agreement.

7.13 No Partnership.  Other than for U.S. federal income (and applicable state tax purposes) as provided in Section 6.7(a), the Parties do not intend to create a partnership, joint venture or association by entering into, and performing under, this Agreement.  Any liability of the Parties hereunder shall be several, not joint or collective.

7.14 Public Announcements.  Subject to Applicable Law and the requirements of the principal stock exchange in which any securities of a Party are listed, quoted or admitted for trading, at all times during the Term, no Party shall issue, or permit any of its Representatives to issue, any press release or other public announcement with respect to this Agreement, the operations conducted hereunder or the Transaction without prior mutual discussion among the Parties regarding its content and the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.  Any such press release or statement required by Applicable Law shall only be made after reasonable notice to the other Party (to the extent permitted by Applicable Law and the requirements of the principal stock exchange in which any securities of a Party are listed, quoted or admitted for trading).

7.15 Counterpart Originals.  This Agreement may be executed in counterparts, each of which will be considered an original for all purposes.  This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

7.16 Confidentiality.  All materials, information, files and documentation provided by a Party to the other Party hereunder, including electric logs, downhole surveys, core analyses and well tests (collectively, “Confidential Information”) shall be held confidential for a period of one years after the date that such Confidential Information is disclosed to such Parties and the Parties shall take all appropriate measures to prevent the publication, dissemination or disclosure in any manner whatsoever of such Confidential Information, and reports or copies thereof, to any third party.  Nothing herein shall prevent any Party from disclosing any Confidential Information: (a) to any institutional entity, including any lender, investor or other source of capital which lends, finances or invests, or proposes to lend funds to, finance or invest with, such Party; (b) upon the order of any court or administrative or regulatory agency; (c) which is in, or may hereafter enter, the public domain without breach of this Agreement; (d) which has been obtained from any Person that is not a Party to this Agreement or an Affiliate of any Party as long as such Party is not prohibited from disclosing such information; (e) in connection with the exercise of any right or remedy hereunder; (f) to any independent geological, geophysical or reservoir consultants working under contract to any Party, as long as such consultants agree to be bound by the confidentiality provisions hereof; (g) for evaluation purposes to bona fide prospective purchasers or prospective owners or equity interests in a Party to this Agreement or to prospective farmees under farmout agreements or participants in the Contract Area, as long as such parties agree to be bound by the confidentiality provisions hereof; or (h) to its Affiliates and its and their investors and potential investors.

7.17 Time is of the Essence.  The Parties agree that time is of the essence with respect to this Agreement.

7.18 Waiver.  Drillco or Seller may (a) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document, instrument, certificate or writing delivered pursuant to this Agreement, or (b) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to their own obligations contained in this Agreement.  Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.  The failure of a Party to insist in any one or more instances upon the strict performance of any one or more obligations under this Agreement, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations under this Agreement or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach or omission.

7.19 Jurisdiction and Venue.  THE PARTIES AGREE THAT ANY STATE OR FEDERAL COURT OF HARRIS COUNTY, TEXAS, SHALL HAVE EXCLUSIVE JURISDICTION AND VENUE OVER ALL PROCEEDINGS, DISPUTES AND OTHER MATTERS RELATING TO (a) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO AND (b) ANY OBLIGATIONS OF A PARTY THAT MAY SURVIVE THE EXECUTION OF THIS AGREEMENT, AND THE PARTIES EXPRESSLY CONSENT TO AND AGREE NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION AND VENUE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

7.20 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(Signature Pages Follow)

IN WITNESS WHEREOF, this Agreement is signed by the Parties to be effective as of the Closing Date shown above.

Seller:		Drillco:

R.E. GAS DEVELOPMENT, LLC		OHPA DRILLCO, LLC

By:	/s/ Thomas C. Stabley	By:	/s/ Alexander McMillan
Name:	Thomas C. Stabley	Name:	Alexander McMillan
Title:	President and CEO	Title:	Authorized Signatory
Date:	3/1/16	Date:	3/1/16

Joint Exploration and Development Agreement

List of Exhibits, Appendices, and Schedules

Exhibits:

Exhibit A	Plat of Subject Area
Exhibit A-1	Plat of AMI Area 1
Exhibit A-2	Plat of AMI Area 2
Exhibit B-1	Initial Wells and Initial Well Units
Exhibit B-2	Additional Wells and Additional Well Units

[REDACTED]*

Exhibit C	Form of Assignment for AMI Acquired Interests
Exhibit D	Form of Rex JOA
Exhibit E	Recording Supplement to Operating Agreement and Financing Statement
Exhibit F	Tax Partnership Agreement
Exhibit G-1	Form of Assignment (Unit Working Interest)
Exhibit G-2	Form of Assignment (Wellbore Working Interest)
Exhibit H	Form of Recording Supplement to Joint Exploration and Development Agreement
Exhibit I	Form of FIRPTA Certificates
Exhibit J	Excluded Contracts

Appendices:

Appendix 1	Definitions
Appendix 2	Initial Development Plan

Schedules:

Schedule 5.1(j)	Contracts

*  The exhibits and schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company will furnish copies of such exhibits and schedules to the Securities and Exchange Commission upon request.

Appendix 1

Definitions

“Acquired Interest” is defined in Section 4.2.

“Acquired Interest Notice” is defined in Section 4.2.

“Acquiring Party” is defined in Section 4.2.

“Acquisition Costs” is defined in Section 4.2.

“Actual Cost” means the following costs and expenses of drilling and Completing an Additional Well to the extent chargeable to the joint account under the applicable Rex JOA: the costs and expenses associated with the drilling of such Additional Well, including any third-party title review or examination costs and permitting costs, survey and location work and the costs and expenses of drilling, sidetracking, logging, testing and Completing and recompleting or re-fracing, if necessary, such Additional Well through the removal of the frac stack and installation of the Christmas tree on the surface location for such Additional Well, including setting production casing, perforating, hydraulic fracturing and well stimulation, and production testing of such Additional Well.  For the avoidance of doubt, “Actual Costs” do not include costs and expenses incurred after an Additional Well has been equipped through the tanks and equipped for production.

“Additional Well(s)” is defined in Section 3.2(a).

“Additional Wellbore Interest” means, with respect to an Additional Well, the percentage interest in and to the Wellbore of such Additional Well to be acquired by Drillco, such percentage interest being indicated on Exhibit B-2 under the heading “BSP WI Wellbore”, subject to reduction for third party interests.

“Additional Well Unit” means, with respect to an Additional Well, the Unit applicable to such Additional Well.

“Additional Well Notice” is defined in Section 3.2(a).

“AFE(s)” means an authorization for expenditure consistent with an applicable Development Plan, industry practice and this Agreement.

“Affiliate(s)” means any Person directly or indirectly controlling, controlled by or under common control with a Person.  For the purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action of a Person through ownership of 50%) or more of the Person’s voting rights or other equity rights, pursuant to a written agreement or contract, membership in management or in the group appointing or electing management, or otherwise through formal or informal arrangements or business relationships.  The terms “controls”, “controlling” and “controlled by” and other derivatives shall be construed accordingly.

Appendix 1-1

“Agreement” is defined in the introductory paragraph.

“AMI Area 1” is defined in Section 4.1.

“AMI Area 2” is defined in Section 4.1.

“AMI Area(s)” is defined in Section 4.1.

“AMI Participating Interest” means, with respect to Seller, a ninety percent (90%) working interest, and with respect to Drillco, a ten percent (10%) working interest.

“Appendices” is defined in Section 7.5.

“Applicable Law” means any statute, law, principle of common law, treaty, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, decision or decree of any Governmental Entity, including the common or civil law and all judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other Governmental Entity of competent jurisdiction.

“Approved Petroleum Engineer” means Netherland, Sewell and Associates, Inc., Ryder Scott Company, L.P., Cawley, Gillespie and Associates, Inc. or any other independent petroleum engineer of recognized national standing selected by Seller with the prior consent of Drillco in its reasonable discretion.

“Burkett Formation” means the stratigraphic equivalent of the interval between the depths of 5,273 feet and 5,129 feet as seen on the Litho-Density/Compensated Neutron TVD log dated December 18, 2014 in the Renick 3468 5HM, Butler County, Pennsylvania (API # 37019220740000).

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the State of Texas are authorized or required to be closed for business.

“Closing” is defined in Section 6.1.

“Closing Date” is defined in Section 6.1.

“Code” means the Internal Revenue Code of 1986, or any comparable successor statute thereto, as amended.

“Complete”, “Completed”, “Completing” or “Completion” means (a) for a well capable of producing oil or gas or both, operations intended to complete a well as producer of oil or gas in the Burkett Formation, Marcellus Formation or Utica Formation, as applicable, including setting production casing, perforating, hydraulic fracturing and well stimulation, and production testing in connection such operations; and (b) for an unsuccessful well (for example, a dry or abandoned and plugged hole or a well incapable of producing in paying quantities), operations to plug and abandon, or temporarily plug and abandon, such well, in each case, excluding drilling costs.

Appendix 1-2

“Confidential Information” is defined in Section 7.16.

“Contract(s)” means any contract, agreement, instrument, lease, license, commitment, understanding, option or other document by which any of the Subject Interests is bound, or that affects, concerns, pertains or relates to, or is used in connection with, operations conducted in connection with the Subject Interests.

“Contract Area” is defined in Section 6.4(a).

“Defensible Title” means, with respect to any Subject Interest, record title of Seller with respect to such Subject Interest, as to both the oil estate and the gas estate, that:

(a) entitles Seller to receive not less than the Net Revenue Interest shown on (i) with respect to the Subject Interests included in an Initial Well Unit, Exhibit B-1 and (ii) with respect to the Subject Interests included in an Additional Well Unit, Exhibit B-2, in each case, as Seller’s Net Revenue Interest for such Subject Interest, except: (i) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners elect not to consent, (ii) decreases resulting from the establishment or amendment of pools or units and (iii) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries;

(b) entitles Seller to the Net Acres shown on (i) with respect to the Subject Interests included in an Initial Well Unit, Exhibit B-1 and (ii) with respect to the Subject Interests included in an Additional Well Unit, Exhibit B-2, in each case, for such Subject Interests, except decreases resulting from the establishment or amendment of pools or units; and

(c) is free and clear of all Encumbrances, except for and subject to Permitted Encumbrances.

“Designated Costs” is defined in Section 3.2(c).

“Development Plan(s)” is defined in Section 3.1(b), and includes the Initial Development Plan.

“Disregarded Interest” is defined in Section 4.6.

“Drillco” is defined in the introductory paragraph.

“Drillco’s Losses” is defined in Section 6.6(a).

“Encumbrance” means any burden (including any royalty, overriding royalty, net profits interest or other interest), claim, lien, lis pendens, mortgage, deed of trust, security interest, pledge, charge, option, right-of-way, easement, encroachment, title defect or encumbrance of any kind whatsoever.

“Environmental Law” means any Applicable Law relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to the use, handling, treatment, storage, injection or disposal of hazardous substances or

Appendix 1-3

regulated wastes, including oil and gas wastes, air emissions and wastewater, produced water, flowback and stormwater discharges (including to public systems).

“Environmental Liability” or “Environmental Liabilities” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation, assessment and remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Estimated Capital Obligation” is defined in Section 6.7(e).

“Exhibits” is defined in Section 7.5.

[REDACTED]*

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, provincial, tribal, parish, municipal or other governmental or quasi-governmental body, agency, authority, administration, department, board, commission, instrumentality, bureau or instrumentality.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, including oil and gas wastes, regulated or for which liability is imposed pursuant to any Environmental Law.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Indemnification Claim” is defined in Section 6.6(c)(i).

“Indemnitee” is defined in Section 6.6(c)(i).

“Initial Consideration” is defined in Section 2.2.

“Initial Development Plan” is defined in Section 3.1(a).

“Initial Participating Interests” is defined in Section 2.1.

“Initial Well(s)” means each Well listed on Exhibit B-1.

“Initial Well Cost” means, with respect to an Initial Well, the amount associated with such Initial Well as set forth in Exhibit B-1 under the heading “Initial Well Cost”.

Appendix 1-4

“Initial Well Unit” means, with respect to an Initial Well, the Unit applicable to such Initial Well.

“Initial Wellbore Interest” means, with respect to an Initial Well, the percentage interest in and to the Wellbore of such Initial Well to be acquired by Drillco, such percentage interest being indicated on Exhibit B-1 under the heading “BSP WI Wellbore”.

“Knowledge” of a specified Person (or similar references to a Person’s knowledge) means (a) in the case of a Person who is an individual, the actual knowledge of such Person, or (b) in the case of a Person which is corporation or other entity, the actual knowledge of the officer or employee who devoted substantive attention to matters of such nature during the ordinary course of his employment by such Person.

“Lateral” means that portion of the Wellbore of a Well that deviates from approximate vertical orientation to approximate horizontal orientation beginning at the first perforation and ending at the last perforation in such Well.

“Marcellus Formation” means the stratigraphic equivalent of the interval between the depths of 5,502 feet and 5,339 feet as seen on the Litho-Density/Compensated Neutron TVD log dated December 18, 2014 in the Renick 3468 5HM, Butler County, Pennsylvania (API # 37019220740000).

“Material Amendment” means any amendment that would materially change a Development Plan.

“Midstream Agreements” is defined in Section 7.4.

“Monthly Invoice Delivery Deadline” is defined in Section 7.3(a).

“Net Acre(s)” means, with respect to an oil and has or oil, gas and mineral lease, the arithmetic product of: (i) Seller’s aggregate undivided interest in such lease, multiplied by (ii) the number of gross acres of lands covered by such lease, multiplied by (iii) the undivided percentage interest in oil, gas, and other minerals covered by such lease.

“Net Revenue Interest” means a right to receive production relating to or arising out of any Subject Interest, after satisfaction of all royalties, overriding royalties, net profits interests or other similar interests which burden or that are measured by production.

“Oil and Gas Interest(s)” means any oil and gas leasehold interest (including any renewal, modification, amendment, or extension of same) or other interest in, or option on, the oil, gas, mineral and surface estates, including any working interests, operating rights, fee mineral interests, production payments, net profits interests, carried interests, royalty interests, overriding royalty interests and any other interest in oil and gas and/or oil and gas rights, or rights to earn any such interest under a farmout/farmin contract, farmout option contract or other right to explore for, develop or produce oil, gas or other minerals.

“Operator” is defined in Section 2.3.

Appendix 1-5

“Optional Well” means an Additional Well to be drilled in a Unit described on Exhibit A as an “Optional Well Unit”.

“Party” and “Parties” is defined in the introductory paragraph.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions and other authorizations of or from any Governmental Entity.

“Permitted Encumbrances” means:

(a) lessors’ royalties, overriding royalties and any other similar payments out of production affecting Seller’s Net Revenue Interest if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest or Net Acres of Seller in the Subject Interests below the Net Revenue Interest or Net Acres set forth for such interests on Exhibit B-1 or Exhibit B-2, as applicable;

(b) required third Person consents to assignment and similar agreements with respect to which (i) waivers or consents are obtained from the appropriate Persons; (ii) proper notice in compliance with the terms of such consent or similar agreement has been given to the appropriate Persons and the appropriate time for asserting such rights has expired without an exercise of such rights, request for further information about the Transactions or any Party, or other objection to the Transactions; (iii) arrangements (acceptable to Drillco in its reasonable discretion) have been made by the Parties to allow Drillco to receive substantially the same economic benefits as if all such waivers and consents had been obtained; (iv) there is no provision therein that such consent may be withheld in the sole and absolute discretion of the holder; or (v) there is no provision therein expressly stating that an assignment in violation thereof is void or voidable, triggers the payment of damages (liquidated or otherwise), or providing for termination of the Subject Interest as a remedy for the failure to obtain such consent;

(c) all consents by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of the Subject Interests if the same are customarily obtained subsequent to such sale or conveyance;

(d) easements, rights-of-way, servitudes, Permits, surface leases, and other rights in respect of surface operations which do not and will not materially interfere with or detract from the operation, value or use of the Subject Interests or the handling, processing, storage, sale or transportation of production therefrom;

(e) statutory liens for taxes not yet due or not yet delinquent;

(f) all rights reserved to or vested in any Governmental Entity to control or regulate operations on the Subject Interests in any manner and all Applicable Laws;

(g) all defects and irregularities of title that would not reasonably be expected to result in claims that would materially and adversely affect title to, or ownership, operation or value of, the Subject Interests or the handling, processing, storage, sale or transportation of production therefrom; and

Appendix 1-6

(h) any liens or encumbrances created by deeds of trust, mortgage instruments, security instruments, or other documents securing a promissory note granted by any Party or the owner of the surface or minerals, which, individually or in the aggregate, do not (and would not upon foreclosure or other enforcement): (i) interfere materially with the operation, value or use of the Subject Interests or the handling, processing, storage, sale, or transportation of production therefrom; (ii) prevent Drillco from receiving the proceeds of production from the Subject Interests; (iii) reduce the Net Revenue Interest of Drillco in the Subject Interests below the Net Revenue Interest set forth for such interests on Exhibit B-1 or Exhibit B-2, as applicable, proportionately reduced to the assigned working interest; or (iv) reduce the Net Acres in the Subject Interests below the Net Acres set forth for such leases on Exhibit B-1 or Exhibit B-2, as applicable.

“Person(s)” means any individual, corporation, partnership, limited liability company (or similar entity), joint venture, association, joint-stock company, syndicate, enterprise, company, entity, sole proprietorship, trust, enterprise, unincorporated organization, or Governmental Entity or other entity, in each case, whether or not having a separate legal personality.

“Proceedings” means any proceedings, actions, audits, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Proposed ROFR Sale” is defined in Section 6.5(c)(i).

“Proposed Tag Sale” is defined in Section 6.5(b)(i).

“Recording Supplement to Joint Exploration and Development Agreement” is defined in Section 6.2.1(e).

“Recording Supplement to Operating Agreement and Financing Statement” is defined in Section 6.2.1(c).

“Related Documents” means the Rex JOAs, the Work Deposit Letter and all other documents and instruments delivered pursuant to this Agreement.

[REDACTED]*

“Representatives” means, with respect to a Party or Person, any Affiliate, shareholder, director, officer, member, employee, agent, manager, representative, and third-party consultant and advisor of such Party or Person.

Appendix 1-7

“Reserve Report” means each reserve report delivered pursuant to Section 6.7(c)(iii) or Section 6.7(c)(iv), in each case, in form and substance reasonably satisfactory to Drillco, which shall set forth the proved developed producing, proved developed non-producing and proved undeveloped oil and gas reserves attributable to the Subject Interests jointly owned by Seller and Drillco and a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of the date of such report, based on pricing assumptions and discount rates consistent with SEC reporting requirements at the time or are otherwise specified by Drillco, together with additional data concerning pricing, hedging, quantities and purchasers of production, and other information or engineering and geological data as Drillco may reasonably request.

“Response Period” is defined in Section 6.6(c)(ii).

“Rex JOA(s)” is defined in Section 6.4(a).

“ROFR” is defined in Section 6.5(c)(i).

“ROFR Sale Notice” is defined in Section 6.5(c)(ii).

“ROFR Sale Offered Interests” is defined in Section 6.5(c)(ii).

“ROFR Sale Offeror” is defined in Section 6.5(c)(ii).

“Schedules” is defined in Section 7.5.

“Sections” is defined in Section 7.5.

“Seller” is defined in the introductory paragraph.

“Seller’s Losses” is defined in Section 6.6(b).

“Seller’s Subject Area Assets” is defined in the recitals to this Agreement.

“Spud Date” is defined in Section 3.2(e).

“Subject Area” is defined in the recitals to this Agreement.

“Subject Interests” means Oil and Gas Interests owned by Seller within the Subject Area.

“Subject Leases” means those mineral leases owned by Seller within the Subject Area.

“Tag-Along Interest” is defined in Section 6.5(b)(iii).

“Tag-Along Rights” is defined in Section 6.5(b)(i).

“Tag Sale Notice” is defined in Section 6.5(b)(ii).

“Tag Sale Offered Interests” is defined in Section 6.5(b)(ii).

Appendix 1-8

“Tag Sale Offeror” is defined in Section 6.5(b)(ii).

“Tax Partnership” is defined in Section 6.7(a).

“Tax Partnership Agreement” is defined in Section 6.7(a).

“Tax” or “Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise or  other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

“Term” is defined in Section 7.1(a).

“Third Party Claim” is defined in Section 6.6(c)(i).

“Total Capital Limit” is defined in Section 3.3.

“Total Consideration” means the aggregate amount paid by Drillco to Seller pursuant to Sections 2.2 and 3.2(c).

“Transaction(s)” means the transactions contemplated by this Agreement and the documents and agreements delivered hereunder.

“Transfer” means any sale, assignment, conveyance, farmout, pledge, transfer or other disposition, voluntary or involuntary, by operation of Applicable Laws or otherwise.

“Total Actual Additional Well Cost” is defined in Section 3.2(c).

“Total Actual Initial Well Cost” is defined in Section 2.2.

“Total Depth” means, with respect to an Additional Well, the deepest point along the vertical orientation of such Additional Well as described in the Development Plan information applicable to such Additional Well.

“Turnkey Cost” means (a) with respect to an Initial Well or an Additional Well (other than an Optional Well) to be drilled and Completed  with a 6,000-foot Lateral in Butler County, Pennsylvania, $5,400,000, (b) [REDACTED]* with respect to an Initial Well to be drilled and Completed with a 6,400-foot Lateral in Carroll County, Ohio, $6,300,000, and (c) with respect to an Additional Well (other than an Optional Well) to be drilled and Completed with a 6,400-foot Lateral in Carroll County, Ohio, $6,800,000, in each case, subject to adjustments reasonably acceptable to Drillco for Lateral length, completion design and other customary adjustments as provided in an AFE.  For example, the Turnkey Cost for a 6,300-foot Lateral well drilled in Butler County, Pennsylvania into the Marcellus Formation would be calculated at $5,670,000 (6,300 Lateral feet X $900/Lateral foot = $5,670,000).

Appendix 1-9

[REDACTED]*

“Unit” means, with respect to any Well, the pooling unit, drilling unit, spacing unit, regulatory unit or proration unit, as the case may be, established for a Well as allowed by the Subject Leases and Applicable Law included in the unit.  Subject to the Leases, a Unit shall be no larger than that size established, prescribed or permitted by field rules or special order of the appropriate regulatory authority for the objective reservoir.  In the absence of such field rules or special order, the Unit Area shall be no larger than 640 acres for gas wells and 160 acres for oil wells, plus any tolerance allowed by Lease terms.  For the purposes of this Agreement, the terms “oil wells” and “gas wells” shall be as defined by Applicable Law or appropriate regulatory authority.

“Utica Formation” means the stratigraphic equivalent of the interval between the depths of 7,704 feet and 7,413 feet as seen on the Litho-Density/Compensated Neutron TVD log dated May 2, 2012, in the Brace 1H, Carroll County, Ohio (API # 37019221320100), which for the avoidance of doubt shall include formations whether designated as the "Utica” formation, the "Point Pleasant" formation, or both by the Ohio Geological Survey or the Ohio Department of Natural Resources.

[REDACTED]*

“Well” means any oil and gas well located on one or more Subject Leases or land pooled or unitized therewith, including the Initial Wells.

“Wellbore” means, with respect to any Well (and any replacement Well for any such Well), the rights in all Oil and Gas Interests within the Unit for such Well, insofar and only insofar as such rights entitle the owner thereof to Hydrocarbons produced from such Well and to conduct and participate in operations within such Well, and all Hydrocarbons produced from such Well, and any related equipment or personal property thereon.

“Work Deposit Letter” means that certain Work Deposit Letter, dated January 13, 2016, from Benefit Street Partners L.L.C. and addressed to Seller.

Appendix 1-10